Exhibit 99.1
Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Transcript
FINANCIAL RELATIONS BOARD
Good morning and welcome to Deerfield Capital Corp.’s fourth quarter and 2007 conference call. The earnings press release was distributed last Friday. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on the company’s web site at www.deerfieldcapital.com under “Press Releases.” Additionally, we are hosting a live web cast of today’s call, which you can access under the header “Investor Relations”. Following this live call, an audio-web cast will be available for one month on the company’s web site at www.deerfieldcapital.com under the same header.
To be added to the company distribution list, please contact me at 312-640-6672.
Management will provide an overview of the quarter, and then we’ll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in our earnings release and from time to time in the company’s filings with the SEC. The company does not undertake a duty to update any forward-looking statements.
Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, March 3, 2008, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.
I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead....

Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Script
JONATHAN TRUTTER, CEO
Thank you Leslie. I would like to welcome you to today’s call and thank you for your participation. Joining me today from the company are Rob Grien, our President, Rick Smith, our CFO, Aaron Peck, managing director and senior portfolio manager of DFR, and Jim Snyder, managing director and senior portfolio manager for mortgage investments. In addition, Peter Rothschild, Interim Chairman of the Board is participating on the call by phone. We also have several other members of Deerfield’s Senior Management Team present with me today in Chicago.
We appreciate your joining us today. It has been an extremely challenging market environment over the course of the fourth quarter of 2007 and the first two months of 2008. In light of recent market and company events, we will provide a review of our 2007 results, as well as an update as to what has occurred over the first two months of 2008.
We will provide some 1st quarter updates, as we did in our 10-K and earnings release, but generally speaking, we do not intend to provide a forecast. We anticipate that our first quarter financial statements will be issued in early May, in accordance with our SEC filing requirements, and we

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4th Quarter and 2007 Conference Call Script
expect to have an earnings call following the release of those financials. Our focus today is to walk you through the challenges presented by the dislocation of the global mortgage credit finance market and describe the various actions and initiatives that we’ve taken over the fourth quarter of 2007 and the first two months of 2008 to meet those challenges.
In our third quarter 2007 conference call, we described the difficult market environment that financial investment companies like ours were facing. At that time, we believed that we had seen the worst of the pressures on our RMBS portfolio and the financing dislocations for these assets. On January 16th, we provided a preliminary report of some of our fourth quarter’s RMBS sales and losses and gains as a result of the continued difficult market conditions. As a part of the press release issued on that date, we announced that we had $1.5 billion of gross sales of RMBS in the fourth quarter. As we disclosed in our earnings press release, our net RMBS exposure declined by just over $1 billion in the fourth quarter. The fair market value of our Agency portfolio declined by approximately $940 million, while our AAA-rated non-Agency RMBS declined by approximately $120 million.

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4th Quarter and 2007 Conference Call Script
Subsequent to December 31st, we continued our initiative of further reducing our RMBS portfolio holdings selling close to $2.8 billion of Agency RMBS and $1.3 billion of non-Agency RMBS. We were concerned about the continuing deterioration of market conditions in the global credit markets and believed it was prudent to continue to further reduce our RMBS exposure, particularly our Alt-A AAA-rated mortgage securities where we felt our liquidity was most at risk. Our AAA-rated non-agency RMBS portfolio did not have subprime loans as its underlying credit support nor had any RMBS position owned by DFR experienced a ratings downgrade below AAA. While there are overall valid market concerns about mortgage underwriting standards and consumer credit, our concerns regarding our AAA-rated non-agency mortgage portfolio were not fundamentally credit related but instead focused on the availability and cost of financing these assets. In early February, the Alt-A AAA-rated mortgage market experienced unprecedented declines in market value, fueled by the ongoing liquidity squeeze in financial markets. As the availability of historical sources of financing for financial assets dried up, investors utilizing leverage were forced to delever. As this global delevering spread, the imbalance between buyers and sellers became pronounced and prices reacted accordingly. We saw the price of some of our Alt-A AAA securities, which

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4th Quarter and 2007 Conference Call Script
were selling in the mid 90s at the end of January, drop significantly by the second week of February. These market moves severely impacted our ability to appropriately finance and hedge these assets.
1.	As valuations on AAA-rated non-agency RMBS dropped, we were required to draw down liquidity in order to meet margin calls associated with the decline in value of our portfolio.

2.	Certain of our counterparties, we believe were struggling with their own balance sheet issues, and declined to continue to finance non-agency bonds while others significantly increased the haircuts required to finance this collateral.

3.	As rates fell, the value of our swap book declined dramatically, as we would expect. While our Agency RMBS demonstrated a reasonable level of offsetting gains, our AAA-rated non-Agency securities did not exhibit correlated price movements, leading to significant spread widening and in many cases, these assets stopped trading on spread altogether and began to trade on “dollar price”

Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Script
We determined that it was important to preserve our liquidity and took action to substantially reduce our Alt-A AAA rated mortgage securities exposure, and refocus our RMBS strategy exclusively on Agency-issued mortgages which had not experienced the same level of financing dislocation as non-agency RMBS investments. To recap our action with our RMBS strategy and its impact since year end, we have sold approximately $2.8 billion of Agency RMBS, at a realized gain of $36 million, leaving our current Agency footings at approximately $2.3 billion. We sold approximately $1.3 billion of our AAA rated non non-Agency holdings at discounted prices, resulting in a realized loss of approximately $152 million. We currently have approximately $100 million market value of AAA-rated non-Agency RMBS in our portfolio or less than 5% of our RMBS investment portfolio. We believe that we can continue to successfully finance this lower level of non agency holdings and believe that the ultimate recovery of value from current markets levels can be significant. We also reduced our net notional swap exposure by approximately $4.2 billion, leaving us with approximately $2.5 billion. Net losses on our interest rate swaps through February 15th aggregated approximately $117 million.

Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Script
The net losses associated with our RMBS book, described above, have resulted in an estimated reduction in our book value of approximately $3.50 per share from December 31st, assuming conversion of the preferred stock into common.
Notwithstanding our disappointment with these significant losses, we believe that as of today, we have a well-hedged and attractively earning RMBS portfolio and have dramatically and permanently, reduced our exposure to volatility by selling a significant portion of our non-Agency RMBS.
We estimate that our current Agency portfolio yields about a 12% ROE on a hedged basis. We expect to continue our policy of hedging interest rates to reduce the portfolio’s sensitivity to interest rate movements. We believe the DFR mortgage strategy should continue to offer investors an attractive return with a dampened sensitivity to interest rate moves. The portfolio’s approximate duration with respect to interest rates is market neutral at the end of February.

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4th Quarter and 2007 Conference Call Script
Outside of the RMBS portfolio, we have selectively reduced our portfolio holdings as well. As we previously announced, we sold the equity in the Pinetree CDO at the end of 2007 for a de minimis amount. This sale removes Pinetree from our consolidated financial statements, eliminating confusion and the need to present Economic Book Value associated with the fact that we were booking losses in excess of our economic exposure to Pinetree, as the CDO was a non-recourse special purpose entity. Another positive effect of this sale was that it allowed Deerfield Capital Management to accrue management fees from running this portfolio starting at the beginning of 2008. Previously the asset manager earned no portfolio management fees for managing the CDO for DFR. In our Corporate Debt portfolio, our structured and syndicated assets declined in the fourth quarter by approximately 3%, to $478.8 million, reflecting refinancings as well as selective sales made in order to further enhance liquidity and to reduce the portfolio’s exposure to corporate credit during these volatile times.
As previously announced, on December 21st, we completed the acquisition of our external manager, Deerfield Capital Management, which I will refer to as “DCM”. We believe that the acquisition transformed the Company, as it positions DFR for a much higher growth potential when compared to the

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Company’s prior investment strategy. Our strategy over time will be to allocate capital to seed new products managed by DCM. By doing so, we believe that we will be able to increase our ROE, as we intend to significantly increase assets under management to materially increase our fee-based revenues. We remain confident that this acquisition, which was funded with Seller Notes and Convertible Preferred Stock, will be beneficial for DFR and should provide diversification of our revenues away from principal investments and toward fee-based revenues. DCM is a leading fixed-income asset manager, with an established track-record of consistently growing assets under management, including investment funds and separately managed accounts. Between 2002 and 2007, DCM grew its assets under management at an approximate 17% compounded annual growth rate. Our strength as an asset manager is in credit analysis and structuring, interest rate management and arbitrage strategies. We apply this expertise to whatever fund structure makes sense in the prevailing market environment. Given this fact, we expect DCM’s near term growth to be oriented towards new funds and separate account formation, rather than CDO’s, which over the last few years was a major source of DCM’s growth in fee revenues and assets under management. While we expect the market for new CDO issuance, particularly Collateralized Loan Obligations, to

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4th Quarter and 2007 Conference Call Script
recover over time, we are optimistic that we will have success launching new fund products to capitalize on the current dislocations across all of the areas in which we specialize. The current markets provide some of the most compelling investment opportunities we have seen in years for investors with capital to put to work.
And now I would like to turn the call over to our CFO, Rick Smith, for a more detailed discussion of the 2007 and 4th quarter financial results. Rick?
RICK SMITH, CFO
Thank you, Jonathan.
DFR reported a 4th quarter GAAP loss of $110.0 million or $2.14 per diluted share. Estimated REIT taxable income, a non-GAAP financial measure, totaled $19.2 million for the quarter, or 37 cents per share, down 8 cents or 18% compared with the prior year quarter.
The GAAP loss was primarily driven by 3 major items:

Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Script
•	First, other-than-temporary impairment charges on investment securities totaling $93.1 million — $63.6 million of which related to AAA RMBS — $14.9 million was associated with Agency RMBS and $14.6 million on Pinetree securities. I’ll discuss these charges further in just a moment.

•	Second, we had net losses in the undesignated pay fixed swap portfolio of $37.0 million due to falling swap rates during the quarter. This portfolio is used as an economic hedge of the RMBS portfolio.

•	Lastly, the corporate bank loan book in our Market Square CLO, which is carried at the lower of cost or market, was marked down by $4.4 million due to wider credit spreads at December 31st.
Several items provided a partial offset, including the following:
•	We sold $1.2 billion of Agency RMBS and $239 million of AAA RMBS at a net gain of $1.5 million (a $2.0 million gain on the Agencies and a loss of $0.5 million on the AAA’s.)

•	Our trading securities portfolio generated net gains of $12.9 million – benefiting from lower market rates.

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4th Quarter and 2007 Conference Call Script
The $93.1 million impairment charge mentioned earlier primarily relates to write-downs on $1.2 billion of AAA RMBS, $2.2 billion of Agency RMBS and $26.7 million of Pinetree Asset-Backed Securities.
Given the continued uncertainty in the credit markets, we decided to take an impairment charge on all underwater RMBS at year end. This action addressed accounting rules that require a write down on securities to fair value for which we do not have the “positive intent and ability” to hold to recovery in value, which may be maturity.
The impairment charge on Pinetree asset-backed securities was required even though we sold our equity investment (in the form of preference shares) in this entity during December. We essentially had to close the books on Pinetree as of the date of sale, including assessing the ABS portfolio for impairment. Without the impairment charge we would have reported a loss on sale of Pinetree – with the required impairment charge we booked a gain on sale of $4.3 million.
We recorded a net provision for loan loss this quarter of $1.5 million. A loan, to a service company in the housing sector, became considerably

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4th Quarter and 2007 Conference Call Script
weaker and we established a $5.3 million allowance for loan loss, put the loan on non-accrual status and wrote-off $1.1 million of previously accrued interest income. Offsetting this write down, the prospects for one of our portfolio credits improved considerably during the quarter and we were able to reverse the $3.8 million allowance for loan loss and resume accrual of interest.
Total invested assets decreased by $1.3 billion during the quarter reflecting our actions to enhance liquidity. The most significant decreases were in Agency RMBS — $940 million; asset-backed securities due to the sale of Pinetree — $225 million; and AAA RMBS — $120 million.
Estimated REIT taxable income totaled $19.2 million, a decrease of $4.2 million over the prior year quarter. $3.4 million of this decrease was attributable to the movement of certain non-Real Estate assets into a taxable REIT subsidiary to seek to ensure compliance with REIT tests at year end. Taxable net interest income was also lower year-over-year reflecting a lower level of invested assets.

Deerfield Capital Corp.
4th Quarter and 2007 Conference Call Script
We currently have estimated undistributed taxable net income of 4 cents for 2007, and a 12 cent carryover from 2006 — or 16 cents total. Although we have historically made regular quarterly distributions of all or substantially all of our REIT taxable income, future distributions continue to be at the discretion of the Board of Directors and will depend upon, among other things, our actual and forecasted results of operations. Taxable income remained fairly consistent throughout much of 2007; however, our significantly lower level of invested assets, and resultant spread income, is likely to result in lower dividends in 2008.
And now I would like to turn the call back to Jonathan.
JONATHAN TRUTTER
Thank you, Rick.
We thank you for your participation on this call today. And now I would like to open the call for questions.

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